Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statements of earnings (the “Pro Forma Statements of Earnings”) for the three months ended March 31, 2014 and 2013 and for the year ended December 31, 2013 combine the historical consolidated statements of earnings of AmSurg and Sunbeam Holdings, L.P. and its subsidiaries, whose wholly-owned subsidiaries include Sunbeam Primary Holdings, Inc. and Sheridan Holdings, Inc. (collectively “Sheridan”). The Pro Forma Statements of Earnings give effect to the Merger as if it had been completed on January 1, 2013, the beginning of the earliest period presented. The accompanying unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) as of March 31, 2014 combines the historical consolidated balance sheets of AmSurg and Sheridan, giving effect to the Merger as if it had been completed on March 31, 2014.

The accompanying unaudited pro forma condensed combined financial statements (the “Statements”) and related notes were prepared using the acquisition method of accounting with AmSurg considered the acquirer of Sheridan. Accordingly, the Merger Consideration (as defined herein) has been allocated to the assets and liabilities of Sheridan based upon their estimated fair values assuming the Merger is consummated. The pro forma adjustments for the Merger do not include any adjustments to the Merger Consideration that may occur pursuant to the Merger Agreement and any such adjustments may be material. Any amount of the Merger Consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed will be recorded as goodwill in AmSurg’s balance sheet after the completion of the Merger. As of the date hereof, AmSurg has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Sheridan assets to be acquired and the liabilities to be assumed and the related allocation of the Merger Consideration, nor has it identified all adjustments necessary to conform Sheridan’s accounting policies to AmSurg’s accounting policies. A final determination of the fair value of Sheridan’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Sheridan that exist as of the date of completion of the Merger and, therefore, cannot be made prior to that date. Accordingly, the accompanying unaudited pro forma Merger Consideration allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma Merger Consideration allocation has been made solely for the purpose of preparing the accompanying Statements. The preliminary Merger Consideration allocation was based on AmSurg’s historical experience and AmSurg’s due diligence review of Sheridan’s business. Upon completion of the Merger, valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of earnings until the Merger Consideration allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary Merger Consideration allocation included in the accompanying Statements.

The Statements do not include any adjustment for liabilities or related costs that may result from integration activities, since management is in the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance and costs associated with other integration activities. The Statements also do not include any adjustment for recent acquisitions made by AmSurg or Sheridan.

We anticipate that the Merger will result in significant annual synergies that would be unachievable without completing the Merger. No assurance can be made that we will be able to achieve these synergies and any such synergies have not been reflected in these Statements.

The Pro Forma Statements of Earnings do not include any material nonrecurring charges that might arise as a result of the Merger. The Pro Forma Balance Sheet only includes adjustments for transaction-related costs that are factually supportable.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated balance sheet of AmSurg would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of AmSurg’s future consolidated results of operations or consolidated financial position. The Statements do not reflect synergies expected as a result of the Merger, nor do they reflect the full impact of acquisitions that occurred during the periods presented. The Statements are based upon currently available information and estimates and assumptions that AmSurg management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the Merger.

The accompanying Statements have been developed from and should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes of AmSurg on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2014 and Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2014 filed with the SEC on May 1, 2014 and May 2, 2014, respectively, and Sheridan included in Exhibits 99.2 and 99.3, respectively, contained in this Current Report on Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the three months ended March 31, 2014

(In thousands, except earnings per share data)

	Historical AmSurg	Historical Sheridan	Adjustments		Pro Forma Combined
Revenues	$263,107	$263,458	$—		$526,565
Provision for uncollectibles	—	(12,636)	—		(12,636)

Net revenues	263,107	250,822	—		513,929
Operating expenses:
Salaries and benefits	83,194	179,509	—		262,703
Supply cost	38,720	—	1,347	(b)	40,067
Other operating expenses	55,269	39,652	(1,347)	(b)	91,757
			(1,817)	(b)
Depreciation and amortization	8,374	9,889	6,739	(g)	25,002

Total operating expenses	185,557	229,050	4,922		419,529
Gain (loss) on deconsolidation	2,045	—	(1,817)	(b)	228
Equity in earnings (loss) of unconsolidated affiliates	764	(432)	—		332

Operating income	80,359	21,340	(6,739)		94,960
Interest expense, net	6,963	19,017	6,538	(h)	32,518
Other expense, net	—	12	—		12

Earnings from continuing operations before income taxes	73,396	2,311	(13,277)		62,430
Income tax expense	13,057	1,138	(5,324)	(i)	8,871

Net earnings from continuing operations	60,339	1,173	(7,953)		53,559
Less net earnings from continuing operations attributable to noncontrolling interests	42,835	635	—		43,470

Net earnings from continuing operations	$17,504	$538	$(7,953)		$10,089

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:
Basic	$0.55				$0.18	(l)
Diluted	$0.54				$0.18	(m)

Weighted average number of shares and share equivalents outstanding:
Basic	31,716		15,284	(j)	47,000
Diluted	32,120		15,284	(j)	47,404

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the three months ended March 31, 2013

(In thousands, except earnings per share data)

	Historical AmSurg	Historical Sheridan	Adjustments		Pro Forma Combined
Revenues	$258,189	$229,626	$—		$487,815
Provision for uncollectibles	—	(12,950)	—		(12,950)

Net revenues	258,189	216,676	—		474,865
Operating expenses:
Salaries and benefits	80,958	157,654	—		238,612
Supply cost	37,213	—	1,409	(b)	38,622
Other operating expenses	52,727	31,272	(1,409)	(b)	82,590
Depreciation and amortization	8,008	8,743	6,739	(g)	23,490

Total operating expenses	178,906	197,669	6,739		383,314
Gain on deconsolidation	2,237	—	—		2,237
Equity in earnings of unconsolidated affiliates	402	—	—		402

Operating income	81,922	19,007	(6,739)		94,190
Interest expense, net	7,542	12,006	13,076	(h)	32,624
Loss on extinguishment of debt	—	4,390	—		4,390

Earnings from continuing operations before income taxes	74,380	2,611	(19,815)		57,176
Income tax expense	12,269	1,372	(7,946)	(i)	5,695

Net earnings from continuing operations	62,111	1,239	(11,869)		51,481
Less net earnings from continuing operations attributable to noncontrolling interests	44,361	917	—		45,278

Net earnings from continuing operations	$17,750	$322	$(11,869)		$6,203

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:
Basic	$0.57				$0.10	(l)
Diluted	$0.56				$0.10	(m)

Weighted average number of shares and share equivalents outstanding:
Basic	31,217		15,284	(j)	46,501
Diluted	31,881		15,284	(j)	47,165

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2013

(In thousands, except earnings per share data)

	Historical AmSurg	Historical Sheridan	Adjustments			Pro Forma Combined
Revenues	$1,079,343	$976,934	$—			$2,056,277
Provision for uncollectibles	—	(57,691)	—			(57,691)

Net revenues	1,079,343	919,243	—			1,998,586
Operating expenses:
Salaries and benefits	333,190	654,941	—			988,131
Supply cost	157,771	—	5,344	(b	)	163,115
Other operating expenses	222,677	135,041	(5,344)	(b	)	352,374
Depreciation and amortization	33,028	35,551	26,957	(g	)	95,536

Total operating expenses	746,666	825,533	26,957			1,599,156
Gain on deconsolidation	2,237	—	—			2,237
Equity in earnings of unconsolidated affiliates	3,151	—	—			3,151

Operating income	338,065	93,710	(26,957)			404,818
Interest expense, net	29,538	47,818	52,966	(h	)	130,322
Loss on extinguishment of debt	—	11,018	—			11,018
Other expense, net	—	41	—			41

Earnings from continuing operations before income taxes	308,527	34,833	(79,923)			263,437
Income tax expense	49,754	18,300	(32,049)	(i	)	36,005

Net earnings from continuing operations	258,773	16,533	(47,874)			227,432
Less net earnings from continuing operations attributable to noncontrolling interests	186,120	2,789	—			188,909

Net earnings from continuing operations	$72,653	$13,744	$(47,874)			$38,523

Earnings per share from continuing operations attributable to AmSurg Corp. common shareholders:
Basic	$2.32					$0.68	(l)
Diluted	$2.27					$0.67	(m)

Weighted average number of shares and share equivalents outstanding:
Basic	31,338		15,284	(j	)	46,622
Diluted	31,954		15,284	(j	)	47,238

The accompanying notes are an integral part of this unaudited pro forma condensed combined information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2014

(In thousands)

	Historical AmSurg	Historical Sheridan	Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$47,116	$105,890	$(105,890)	(a)	$85,582
			(2,159,059)	(a)
			2,603,178	(c)
			(405,653)	(c)
Restricted cash and marketable securities	—	22,504	—		22,504
Accounts receivable, net	106,209	133,993	—		240,202
Supplies inventory	18,433	—	923	(b)	19,356
Deferred income taxes	1,026	11,996	—		13,022
Prepaid and other current assets	37,151	31,570	(923)	(b)	91,516
			23,718	(e)

Total current assets	209,935	305,953	(43,706)		472,182
Property and equipment, net	169,006	29,784	—		198,790
Goodwill	1,764,623	912,160	(912,160)	(a)	3,370,606
			1,605,983	(a)
Intangible assets, net	21,093	541,323	(541,323)	(a)	1,236,644
			1,168,058	(a)
			47,493	(f)
Investments in unconsolidated affiliates and other	19,484	35,410	(20,348)	(f)	34,546

Total assets	$2,184,141	$1,824,630	$1,303,997		$5,312,768

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$20,285	$8,270	$(8,270)	(a)	$9,571
			(10,714)	(d)
Accounts payable	25,359	1,397	—		26,756
Accrued salaries and benefits	26,218	84,438	—		110,656
Other accrued liabilities	12,387	41,910	—		54,297

Total current liabilities	84,249	136,015	(18,984)		201,280
Long-term debt	564,937	1,203,029	(1,203,029)	(a)	2,241,187
			(293,750)	(d)
			1,970,000	(c)
Deferred income taxes	185,882	171,616	236,224	(a)	593,722
Other long-term liabilities	25,753	63,374	(2,817)	(a)	86,310
Noncontrolling interests—redeemable	177,683	—	—		177,683
Equity:
Mandatory convertible preferred shares	—	—	120,950	(k)	120,950
Common stock, no par value, 70,000 shares authorized	186,894	—	754,755	(j)	941,649
Members’ equity	—	223,922	(223,922)	(a)	—
Retained earnings	595,519	—	(35,428)	(e)	560,091
Accumulated other comprehensive loss, net of income taxes	—	2	(2)	(a)	—

Total AmSurg Corp. equity	782,413	223,924	616,353		1,622,690
Noncontrolling interests—non-redeemable	363,224	26,672	—		389,896

Total equity	1,145,637	250,596	616,353		2,012,586

Total liabilities and equity	$2,184,141	$1,824,630	$1,303,997		$5,312,768

The accompanying notes are an integral part of this unaudited pro forma condensed combined information.

Note 1.    Description of the Transaction

On May 29, 2014, AmSurg, Arizona Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of AmSurg (“Merger Sub”), and Arizona II Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of AmSurg (“Merger Sub II”), entered into a Purchase Agreement and Agreement and Plan of Merger with Sunbeam GP Holdings, LLC, a Delaware limited liability company, solely for purposes of Article V and Section 2.8 and solely in its capacity as the sole holder of membership interests in the General Partner, Sunbeam GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Sunbeam Holdings, L.P., a Delaware limited partnership (the “Partnership” and, collectively with the Partnership’s subsidiaries, “Sheridan”), Sunbeam Primary Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Partnership (“Sunbeam Primary”), and HFCP VI Securityholders’ Rep LLC, a Delaware limited liability company, solely in its capacity as agent and attorney-in-fact for Seller and the unitholders of the Partnership (the “Unitholders”) (as amended, the “Merger Agreement”). The Partnership is an indirect parent company of Sheridan Healthcare, Inc.

Under the terms of the Merger Agreement, (i) AmSurg will purchase 100% of the issued and outstanding membership interests of the General Partner (the “Equity Purchase”) and (ii) the Partnership will merge with and into Sunbeam Primary, with Sunbeam Primary surviving such merger (“Merger 1”), and immediately following Merger 1, Merger Sub will merge with and into Sunbeam Primary, with Sunbeam Primary surviving such merger as a wholly-owned subsidiary of AmSurg (“Merger 2”). If, based upon the relative proportion of cash and AmSurg stock included in the Merger Consideration, the transactions contemplated by the Merger Agreement are intended to qualify as a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations, then following Merger 2, Sunbeam Primary will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of AmSurg (“Merger 3” and collectively with Merger 1 and Merger 2, the “Merger”).

The aggregate merger consideration payable as a result of the Merger will be $2.35 billion, subject to certain adjustments, and will be composed of cash and either shares of AmSurg’s common stock or shares of AmSurg’s preferred stock (the “Merger Consideration”). The cash component of the Merger Consideration will be approximately $1.74 billion, subject to certain adjustments, including an increase based upon the Partnership’s cash on hand as of the closing of the Equity Purchase and the Mergers (the “Closing”), and subject to reduction based upon the indebtedness of the Partnership to be repaid as of the Closing and expenses incurred by the Partnership in connection with the transaction. The remaining portion of the Merger Consideration will be composed of either shares of AmSurg’s common stock or shares of AmSurg’s preferred stock. Prior to the Closing, AmSurg may elect to replace all or any portion of the Merger Consideration to be paid in AmSurg capital stock with cash.

We intend to fund the Merger Consideration through anticipated concurrent public offerings of our common stock (the “Common Stock Offering”) and mandatory convertible preferred stock (the “Mandatory Convertible Preferred Stock Offering” and, collectively with the Common Stock Offering, the “Equity Offerings”), $1.375 billion in new senior secured credit facilities, comprised of a revolving credit facility of up to $250.0 million (the “New Revolving Credit Facility”) and a term loan facility of up to $1.125 billion (the “New Term Loan Facility” and, together with the New Revolving Credit Facility, the “New Senior Credit Facilities”), a senior unsecured increasing rate bridge loan of up to $1.021 billion (the “Bridge Facility” and, collectively with the New Senior Credit Facilities, the “Facilities”) and additional debt securities (the “Debt Securities”) that we expect to issue through a private offering (the “Debt Securities Offering” and collectively with the Facilities, the “Financing Transactions”). The proceeds of the Debt Securities Offering will reduce or terminate the Bridge Facility commitments on a dollar for dollar basis. Additionally, in accordance with the Merger Agreement, we estimate that we will issue approximately $343.0 million of our common stock, based upon the closing price of our common stock of $50.55 on June 20, 2014, to the Unitholders and provide them with certain registration rights for such shares. We estimate that the net proceeds of the Common Stock Offering will be approximately $411.8 million, based upon the closing price of our common stock on June 20, 2014, and that the net proceeds of the Mandatory Convertible Preferred Stock Offering will be approximately $121.0 million. We have assumed that the mandatory convertible preferred stock will be issued at a price equal to $100.00 per share, will pay dividends quarterly, and will convert into shares of our common stock on the third anniversary of the date of its issuance. We have obtained the financing commitment to provide us with the Facilities. The obligations of the lenders to provide us with the Facilities are subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation. The Merger Agreement requires us to use our reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitment. Our obligation to consummate the Merger is not subject to a financing condition. We have made no final determination with respect to the Financing Transactions and are continuing to review and consider all alternatives. In no event shall any disclosure contained herein be deemed indicative of the final financing that we will choose to adopt.

Note 2.    Basis of Pro Forma Presentation

These Statements have been derived from the historical condensed consolidated financial statements of AmSurg on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2014 and Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2014 filed with the SEC on May 1, 2014 and May 2, 2014, respectively, and Sheridan that are included in Exhibits 99.2 and 99.3 in this Current Report on Form 8-K. Certain financial statement line items included in Sheridan’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation. For the Pro Forma Statements of Earnings, Sheridan’s other practice expenses and general and administrative expense line items have been combined into other operating expenses to conform to our presentation. Additionally, for the Pro Forma Statements of Earnings, Sheridan’s net income (loss) from unconsolidated joint ventures line item has been moved to be included in operating income to conform to our presentation. The reclassification of these items had no impact on the historical earnings from continuing operations, total assets, total liabilities, or shareholders’ equity reported by AmSurg or Sheridan, respectively.

The Merger is reflected in the Statements as an acquisition of Sheridan by AmSurg using the acquisition method of accounting, in accordance with business combination accounting guidance under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the total estimated Merger Consideration will be calculated as described in Note 3 to these Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, we have applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The final Merger Consideration allocation will be determined after the completion of the Merger, and the final allocation may differ materially from those presented herein. The Merger Agreement allows for consummation of the Merger under various financing arrangements. For purposes of these Statements, we have assumed no preferred stock will be issued to the Unitholders in connection with the Merger based on our estimate of the most likely financing structure.

Note 3.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Pro forma adjustments are necessary to reflect the estimated Merger Consideration, to adjust amounts related to Sheridan’s assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the Merger, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the Merger, and to reflect the income tax effects related to the pro forma adjustments. There were no inter-company transactions between AmSurg and Sheridan. Certain pro forma adjustments were required to conform Sheridan’s accounting policies and presentation to our accounting policies and presentation.

The accompanying Statements have been prepared as if the Merger was completed on March 31, 2014 for balance sheet purposes and January 1, 2013 for statement of earnings purposes, and reflect the following adjustments:

(a) Records the preliminary Merger Consideration of proposed Merger and elimination of Sheridan’s equity.

The estimated Merger Consideration is $2.35 billion which will be funded through a combination of cash and our stock. In addition, we will pay an amount equal to Sheridan’s cash and cash equivalents on hand at the date of the Closing. The Merger Agreement prescribes a certain minimum amount of cash to be delivered upon closing. These Statements contemplate the most likely result, which includes the delivery of $2.159 billion in cash and $343.0 million in common stock, which assumes the completion of the Equity Offerings. Our expectation differs from that described in Note 1 due to the intent to raise cash through the Equity Offerings. The number of shares of common stock issued as part of the Merger Consideration will be determined based upon the price at which shares of our common stock would be valued in the Merger.

The allocation of the preliminary Merger Consideration to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the estimated fair values of Sheridan’s assets and liabilities at the completion of the Merger. The allocation of the preliminary Merger Consideration is as follows (in millions):

Current assets	$306.0
Property and equipment(1)	29.8
Goodwill	1,606.0
Amortizable intangible assets	1,028.8
Indefinite-lived intangible assets	139.2
Other long-term assets	15.0
Current liabilities	(127.7)
Deferred income taxes(2)	(407.8)
Other long-term liabilities(3)	(60.6)
Noncontrolling interests in consolidated subsidiaries	(26.7)

Total consideration(4)	$2,502.0

(1)	We believe that the carrying value of property and equipment approximates fair value. Additionally, we reviewed Sheridan’s policies regarding its useful lives and determined that those policies were reasonable. Therefore, no adjustments have been made to historical depreciation.
(2)	Amount includes the addition of approximately $236.2 million of deferred tax liabilities related to amortizable intangible assets acquired which are not expected to be deductible for tax purposes.
(3)	Amount includes the elimination of $2.8 million of deferred rent credits.
(4)	This amount differs from the cash payment made to Unitholders due to the additional shares issued to the Unitholders, in accordance with the Merger Agreement, with a fair value estimating $343.0 million.

The preliminary Merger Consideration allocation for Sheridan is subject to revision as more detailed analysis is completed and additional information on the fair values of Sheridan’s assets and liabilities become available and Merger related costs are finalized. Any change in the fair value of the assets and liabilities of Sheridan will change the amount of the Merger Consideration allocable to goodwill. The final Merger Consideration allocation may differ materially from the allocation presented above.

We have made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Merger. The final determination of the Merger Consideration allocation is anticipated to be completed as soon as practicable after completion of the Merger. We anticipate that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, customer relationships with hospitals, noncompete agreements and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final amounts allocated to assets acquired and liabilities assumed in the Merger could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Merger. In addition, if the value of the acquired assets is higher than the preliminary estimate, it may result in higher amortization and depreciation expense than is presented in these Statements.

(b) Adjusts the historical presentation of Sheridan’s financial statements to conform to our presentation.

(c) Reflects the incurrence of approximately $1.970 billion of debt, estimated net proceeds of the Common Stock Offering of approximately $411.8 million and estimated net proceeds of Mandatory Convertible Preferred Stock Offering of approximately $121.0 million to fund the Merger and repay certain of our existing debt and fund debt issuance costs. A detailed estimate of the sources and uses of cash associated with the Merger are as follows (in thousands):

Sources:
New Term Loan Facility (net of original issue discount of $5,450)	$1,084,550
Debt Securities	880,000
Common Stock Offering, net of applicable discounts, commissions and expenses	411,788
Mandatory Convertible Preferred Stock Offering, net of applicable discounts, commissions and expenses	120,950
Cash on hand at closing	105,890

Total Sources	$2,603,178

Uses:
Cash payments to Unitholders:
Merger Consideration(1)	$(2,159,059)
Cash payments related to refinancing and debt repayments:
Existing senior secured revolving credit facility	$(237,500)
Senior secured notes due 2020	(66,964)
Termination fee related to the senior secured notes due 2020	(12,859)
Other estimated transaction fees	(41,363)
Financing fees(2)	(46,967)

(405,653)
Working capital(3)	(38,466)

Total Uses	$(2,603,178)

(1)	This amount differs from the total Merger Consideration due to the additional shares issued to the Unitholders with a fair value estimating $343.0 million as defined in the Merger Agreement. In addition, amount includes a payment of $105.9 million to acquire Sheridan’s cash and cash equivalents on hand.

(2)	Financing fees will be capitalized as deferred loan costs and amortized accordingly.
(3)	Amount reflects working capital generated as part of the Merger.

(d) Records debt payoff and termination of our existing senior secured revolving credit facility and our senior secured notes due 2020 as follows (in thousands):

	Current	Long-term	Total
Existing revolving credit facility	$—	$237,500	$237,500
Senior secured notes due 2020	10,714	56,250	66,964

	$10,714	$293,750	$304,464

(e) Records estimated transaction fees paid to third parties related to the Merger, including related income tax effects as follows (in thousands):

Termination fee related to the senior secured notes due 2020	$12,859
Other estimated transaction fees	41,363
Disposal of deferred financing fees related to the existing senior secured revolving credit facility and senior secured notes due 2020	4,924

59,146
Expected tax benefit	(23,718)

Estimated impact on retained earnings at March 31, 2014	$35,428

(f) Reflects the recording of debt issuance costs of $52.4 million expected to occur as a result of the New Term Loan Facility and the Debt Securities Offering, the write-off of debt issuance costs of $4.9 million related to the senior secured notes due 2020, and $20.3 million of debt issue costs related to debt retired by AmSurg and Sheridan, respectively, as a result of the Merger. Such amounts for our debt will be reflected in the results of operations as a loss from early extinguishment of debt upon completion of refinancing.

(g) To record additional amortization expense of identifiable intangible assets related to the estimated fair value of such identifiable intangible assets held by Sheridan at the time of the Merger. Intangible assets will principally relate to noncompete agreements and customer relationships with hospitals and are expected to have a useful life of approximately three to 25 years.

(h) To record estimated interest expense based upon the assumed debt structure as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31, 2013
	2014	2013
Financing Transactions	$26,796	$26,796	$107,187
Existing 2020 Notes	3,516	3,516	14,063
Deferred loan costs	1,975	1,975	7,899
Capitalized leases and other debt, net of interest income	231	337	1,173

Total estimated interest costs	32,518	32,624	130,322
Less: Historical interest expense, net
AmSurg	(6,963)	(7,542)	(29,538)
Sheridan	(19,017)	(12,006)	(47,818)

Net interest expense adjustment	$6,538	$13,076	$52,966

For purposes of these Statements, management has assumed an interest rate for the New Term Loan Facility and the New Revolving Credit Facility (which will not be drawn upon as part of these Statements). A fluctuation in our assumed interest rate for purposes of these Statements of 0.125% would have no impact on interest expense as calculated in the pro forma adjustment. For purposes of the Debt Securities, management assumed an interest rate and a fluctuation of 0.125% would impact the estimated interest by $1.1 million for the year ended December 31, 2013 and $0.275 million for each of the three months ended March 31, 2014 and 2013, respectively.

Concurrent with the Equity Offerings, we are preparing a private offering under Rule 144A of Debt Securities which we intend to offer on or immediately after the commencement of the Equity Offerings. In the unlikely event that we are unable to place the Debt Securities, we would utilize the Bridge Facility. Interest expense included in these Statements would increase by $11.0 million for the year ended December 31, 2013, $4.95 million for the three months ended March 31, 2014 and $1.1 million for the three months ended March 31, 2013. Accordingly, net earnings from continuing operations and diluted earnings per share would decrease by $6.6 million and $0.14, respectively, for the year ended December 31, 2013, $3.0 million and $0.06, respectively, for the three months ended March 31, 2014 and $0.7 million and $0.02, respectively, for the three months ended March 31, 2013.

(i) To record the income tax effects of the Pro Forma Statements of Earnings adjustments using a combined statutory and federal rate of 40.1%.

(j) To record the issuance of approximately 15.3 million shares of our common stock in the Common Stock Offering and as part of the Merger Consideration to the Unitholders as described in Note 1. We expect to issue approximately 8.5 million common shares in the Common Stock Offering, resulting in estimated net proceeds of $411.8 million. We determined the number of shares of common stock to be issued in the Common Stock Offering based on the last reported sale price of our common stock on the Nasdaq Global Select Market for June 20, 2014. A 5% increase or decrease in the price of our common stock on the Nasdaq Global Select Market on the closing date of the Merger compared to the price assumed in these Statements will result in a corresponding decrease or increase of approximately 0.5 million shares to be issued in the Common Stock Offering, respectively. Additionally, in accordance with the Merger Agreement, we expect to issue 6.8 million common shares, having an approximate fair value of $343.0 million, to owners of Sheridan, as previously described in Note 1. Based on the terms of the Merger Agreement, the number of shares deliverable to the owners of Sheridan is dependent on the price at which shares of our common stock would be valued in the Merger. Based on the market price of our common stock on June 20, 2014, a 5% increase or decrease in the price of our common stock on the Nasdaq Global Select Market would have no impact on the number of shares issued to the Unitholders.

(k) To record the issuance of approximately 1.25 million shares of the mandatory convertible preferred stock to be issued in the Mandatory Convertible Preferred Stock Offering which will be paid quarterly, and mandatorily converts to common shares after three years from the date of issuance. A 0.125% change in the dividend rate would result in a change of less than $0.2 million in annual dividends paid. A 5% increase or decrease in the price of our mandatory convertible preferred stock on the closing date of the Merger compared to the price assumed in these Statements will result in a corresponding decrease or increase of approximately 0.1 million shares issued, respectively.

(l) For purposes of calculating basic earnings per share, estimated dividends are subtracted from net earnings to arrive at net earnings available to common shareholders. Estimated dividends for the year ended December 31, 2013 was $6.9 million and for each of the three months ended March 31, 2014 and 2013 was $1.7 million, respectively.

(m) Diluted earnings per share was calculated under the if-converted method which assumes conversion of the mandatory convertible preferred stock if the effect of such is dilutive.